Exhibit 3.1

TALEND

Société anonyme (French public limited company) with capital of € 1,817,792.24

Registered office: 9, rue Pages - 92150 Suresnes

484 175 252 R.C.S. (Trade and Companies Register) Nanterre

BYLAWS

UPDATED FOLLOWING THE DECISIONS OF THE SHAREHOLDERS’ GENERAL MEETING

OF JUNE 1ST, 2016

Conformed copy certified by the

Delegate Chief Executive Officer

Emmanuel Samson

TITLE I

FORM - PURPOSE - COMPANY NAME - REGISTERED OFFICE - DURATION

ARTICLE 1         FORM

Talend (hereafter the “Company”) was established as a société par actions simplifiée then changed into a société anonyme on the decision of the partners on April 14, 2006. The Company is governed by the provisions of Book II of the French Commercial Code and by these bylaws (the “Bylaws”).

ARTICLE 2         NAME

The name of the Company is:

TALEND

All the deeds and documents issued by the Company to third parties, in particular, the letters, invoices, notices and various publications, must show the company name immediately and legibly preceded or followed by the words “Société Anonyme” or the initials “S.A”, the statement of share capital and the registration number in the Trade and Companies Register.

ARTICLE 3         PURPOSE

The Company’s purpose, either directly or indirectly, in particular through the intermediary of subsidiaries or holdings, in France and abroad, is:

•                  the development, research, production, marketing, purchase, sale, rental, after-sales support of software and/or IT equipment;

•                  the supply and sale of user services including in particular training, demonstration, methodology, rollout and use;

•                  the supply and sale of IT resources whether combined or not with   software or service delivery.

The Company’s purpose is also:

•                  the creation, acquisition, rental, lease-management of all business assets or facilities, lease, installation, operation of all establishments;

•                  the acquisition, use or sale of all intellectual or industrial property rights as well as any expertise in the field of information technology;

•                  and, more generally, investing in any enterprise or company created or to-be-created as well as carrying out any legal, economic, financial, industrial, civil and commercial transactions, whether in movable property or real estate, directly or indirectly relating, in whole or in part, to the aforementioned purpose or to other similar or related purposes.

ARTICLE 4         REGISTERED OFFICE - BRANCHES

The registered office is located at:

9, rue Pages - 92150 Suresnes

It may be transferred to any other location in the département (French administrative district) or neighboring départements, by the simple decision of the Board of Directors, subject to ratification by the next General Meeting. It may be transferred to any other location by decision of an Extraordinary General Meeting.

The Board of Directors may create agencies, factories and branches wherever it deems useful.

ARTICLE 5 - DURATION

The duration of the Company is set at ninety-nine (99) years, starting from its first registration in the Trade and Companies Register, except in the case of extension or early dissolution decided by shareholders.

TITLE II

SHARE CAPITAL - SHARES

ARTICLE 6         CONTRIBUTIONS

At its constitution, the founders contributed the sum of € 18,500 equal to half its share capital.

On April 7, 2006, the partners proceeded to release the balance of the capital and paid in cash the sum of € 18,500.

By resolution on April 14, 2006, the nominal value of the shares was divided by 100 and accordingly was reduced to € 0.01 per share. The share capital was increased by a nominal amount of € 19,100 through the issuance, at a price of € 0.84 per share (including issuance premium), of 1,910,100 Class B preferred shares, with Class B preferred share warrants attached, for a total subscription amount, including issuance premium, of € 1,604,400.

By resolution of the Extraordinary General Meeting of the Company on July 7, 2006, the share capital was increased by a nominal amount of € 11,905 through the issuance, at a price of € 0.84 per share (including issuance premium), of 1,190,500 Class B preferred shares, with Class B preferred share warrants attached, for a total subscription amount, including issuance premium, of € 1,000,020.

By resolution of the Extraordinary General Meeting of the Company on May 25, 2007, the share capital was increased by a nominal amount of € 18,485.04 through the issuance, at a price of € 1.40 per share (including issuance premium), of 1,848,504 Class B preferred shares, with Class B preferred share warrants attached, for a total subscription amount, including issuance premium, of € 2,587,905.60.

By resolution of the Extraordinary General Meeting of the Company on May 7, 2008, the share capital was increased by a nominal amount of € 6,172.84 through the issuance, at a price of € 1.62 per share

(including issuance premium), of 617,284 Class C preferred shares, with Class C preferred share warrants attached, for a total subscription amount, including issuance premium, of € 1,000,000.08.

By resolution of the Combined General Meeting of the Company on December 23, 2008, the share capital was increased by a nominal amount of € 22,727.27 through the issuance, at a price of € 2.07 per share (including issuance premium), of 2,272,727 Class D preferred shares, with Class D preferred share warrants attached, for a total subscription amount, including issuance premium, of € 4,704,544.89.

The share capital was increased by a nominal amount of € 22,727.27 through the issuance, at a price of € 2.07 per share (including issuance premium), of 2,272,727 Class D preferred shares, each with Class D preferred share warrants attached, for a total subscription amount, including issuance premium, of € 4,704,544.89, resulting from the exercise of warrants issued on December 23, 2008.

By resolution of the Extraordinary General Meeting of the Company on February 19, 2010, the share capital was increased by a nominal amount € of 22,133.46 through the creation and issuance, at a price of € 2.52 per share (including issuance premium), of 2,213,346 Class E preferred shares, each with Class E preferred share warrants attached, for a total subscription amount, including issuance premium, of € 5,577,631.92.

By resolution of the Combined General Meeting of the Company on June 11, 2010, the share capital was increased by a nominal amount of € 801,254.40 through capitalization of reserves from the “additional paid-in capital” account and raising the par value of the shares from € 0.01 to € 0.06. The par value of the share capital was then divided by 6 to bring it from € 0.06 to € 0.01.

By resolution on November 9, 2010, the Combined General Meeting approved the contribution to the Company of 8,529 shares in the company  Sopera GmbH, a limited liability company formed under German law (Gesellschaft mit beschränkter Haftung) with capital of € 43,000 whose registered office is located in Bonn (Germany), registered in the Bonn Trade Register under the number HRB 153336. This contribution, valued at € 51,193.32, resulted in a capital increase of a nominal amount of € 51,193.32, from the issuance of 5,119,332 Class A ordinary shares with a par value of € 0.01 each, granted to the contributors as consideration for their respective contributions.

The share capital was increased by a nominal amount of € 5,919 from the issuance of 591,900 Class A ordinary shares, as a result of the exercise of warrants representing a total subscription amount, issuance premium included, of € 82,866.

By resolution of the Board of Directors on November 9, 2010, the share capital was increased by a nominal amount of € 261,111.12 through the creation and issuance, at a price of € 0.64 per share (including issuance premium), of 26,111,112 Class F preferred shares, each with Class F preferred share warrants attached, for a total subscription amount, including issuance premium, of € 16,711,111.68.

The share capital was increased by a nominal amount of € 540 from the issuance of 54,000 Class A ordinary shares, as a result of the exercise of warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 7,560.

By resolution on June 29, 2011, the Board of Directors noted that the share capital was increased by a nominal amount of € 40.16 by the issuance of 4,016 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, including issuance premium, of € 1,086.72.

By resolution on September 15, 2011, the Board of Directors noted that the share capital was increased by a nominal amount of € 259.82 from the issuance of 25,982 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 4,192.44.

By resolution of the Board of Directors on September 30, 2011, the share capital was increased:

• by a nominal amount of € 6,796.75, by the creation and issuance of 679,675 Class A ordinary shares with a par value of € 0.01 each;

• by a nominal amount of € 73,761.14, by the creation and issuance, at a price of € 0.66 each (issuance premium included), of 7,376,114 Class F preferred shares, each with Class F preferred share warrants attached, representing a total subscription amount, including issuance premium, of € 4,868,235.24; and

• by a nominal amount of € 37,349.99, by the creation and issuance, at a price € of 0.64 each (issuance premium included), of 3,734,999 Class F preferred shares, each with Class F preferred share warrants attached, representing a total subscription amount, including issuance premium, of € 2,390,399.36.

By resolution on March 8, 2012, the Board of Directors noted that the share capital was increased by a nominal amount of € 4,215.40 from the issuance of 421,540 Class A ordinary shares, as a result of the exercise of options on the shares, representing a total subscription amount, issuance premium included, of € 93,282.40.

By resolution of the Board of Directors on April 25, 2012, the share capital was increased by a nominal amount of € 25,603.92 through the creation and issuance, at a price of € 1.02 per share (including issuance premium), of 2,560,392Class G preferred shares, each with Class G preferred share warrants attached, for a total subscription amount, including issuance premium, of € 2,611,599.84.

By resolution on February 1, 2013, the Board of Directors noted that the share capital was increased by a nominal amount of € 1,658.41 from the issuance of 165,841 Class A ordinary shares, as a result of the exercise of options on the shares, representing a total subscription amount, issuance premium included, of € 40,793.22.

By resolution on June 12, 2013, the Board of Directors noted that the share capital was increased by a nominal amount of € 10,637.15 from the issuance of 1,063,715 Class A ordinary shares, as a result of the exercise of options on the shares, representing a total subscription amount, issuance premium included, of € 498,180.30.

By resolution of the Combined General Meeting on June 28, 2013, the share capital was increased by the nominal amount of € 8,735.28, by the issuance, at par, of 873,528 Class A ordinary shares.

By resolution on December 2, 2013, the Board of Directors noted that the share capital was increased by the nominal amount of € 3,420 by the issuance (i) of 342,000 Class A ordinary shares, as a result of the exercise of options and warrants on the shares, representing a total subscription price, issuance premium included, of € 109,840 and (ii) of 5,555,555 Class F preferred shares, each with Class F preferred share warrants attached, as a result of the exercise of warrants on the shares, representing a total subscription amount, issuance premium included, of € 3,629,316.32.

By resolution on December 17, 2013, the Board of Directors noted the conversion of 8,888,888 bonds convertible into Class G preferred shares into 8,888,888 Class G preferred shares each with a par value of € 0.01, representing a total amount of € 9,155,554.64, issuance premium included, for a total nominal capital increase of € 88,888.88.

By resolution of the Combined General Meeting on December 17, 2013, the share capital was increased by the nominal amount of € 34,311.02, by the issuance, at par, of 3,431,102 Class A ordinary shares.

By resolution of the Combined General Meeting on December 17, 2013, the share capital was increased by a nominal amount of € 140,045.23, by the creation and issuance, at a price  of € 1.05 each (issuance premium included), of 14,004,523 Class H preferred shares, each with Class H preferred share warrants attached, representing a total subscription amount, including issuance premium, of € 14,704,749.15.

By resolution on April 24, 2014, the Board of Directors noted that the share capital was increased by the nominal amount of € 4,338.78 by the issuance of 433,878 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 98,335.66.

By resolution on October 24, 2014, the Board of Directors noted that the share capital was increased by a nominal amount of € 2,458.15 from the issuance of 245,815 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 135,705.

By resolution on April 24, 2015, the Board of Directors noted that the share capital was increased by the nominal amount of € 2,191.25 by the issuance of 219,125 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 119,679.25.

By resolution on June 25, 2015, the Board of Directors noted that the share capital was increased by a nominal amount of € 8,888.88 by the issuance at par of 888,888 Class G preferred shares, as a result of the exercise of warrants on the Class G preferred shares.

By resolution on June 25, 2015, the Board of Directors decided to increase the share capital by a total nominal amount of € 20,943.01, by (i) the issuance at a price of € 1.05 per share (including issuance premium) of 838,840 Class H preferred shares with a par value of € 0.01 per share, representing a total subscription amount, (issuance premium included), of € 880,782, (ii) by the issuance, at a price of € 1.18 per share (including issuance premium) of 373,213 Class A ordinary shares with a par value of € 0.01 per share, representing a total subscription amount, issuance premium included, of € 440,391.34 and (iii) by the issuance at par of 882,248 Class A ordinary shares with a par value of € 0.01 per share.

By resolution on October 20, 2015, the Board of Directors noted that the share capital was increased by a nominal amount of € 404.57 from the issuance of 40,457 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 17,984.44.

By resolution on February 4, 2016, the Board of Directors noted that the share capital was increased by the nominal amount of € 6,423.87 by the issuance of 642,387 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 299,784.88.

By resolution on April 15, 2016, the Board of Directors noted that the share capital was increased by the nominal amount of € 552.50 by the issuance of 55,250 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 45,802.26.

By resolution on May 13, the board of Directors noted that (i) the share capital was increased by the nominal amount of € 43.81 by the issuance of 4.381 Class A ordinary shares, as a result of the exercise of options and warrants on business creator shares, representing a total subscription amount, issuance premium included, of € 5,083.50 and (ii) the conversion of 4 class C preferred shares, 4 class D preferred shares, 4 class E preferred shares, 6 class E’ preferred shares, 4 class F preferred shares and 3 class H preferred shares, each into one class A ordinary share, for a total of 25 class A ordinary shares.

By resolution on June 1st, 2016, the Extraordinary and Ordinary Shareholders General Meeting decided the reverse share split of the shares of the Company by allocation of 1 new share with a par value of € 0.08 for 8 existing shares with a par value of  € 0.01 hold by the shareholders.

ARTICLE 7         SHARE CAPITAL

The share capital is set at € 1,817,792.24.

It is divided into 22,722,403 shares with a par value of € 0.08 per share, fully subscribed and paid up, and split in 10 classes, namely:

•                  3,989,990 ordinary shares comprising Class A (the “A Shares”) »),»

•                  1,365,301 preferred shares comprising Class B (the “B Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  1,374,961 preferred shares comprising Class C (the “C Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  462,963 preferred shares comprising Class C’ (the “C’ Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  3,409,090 preferred shares comprising Class D (the “D Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  1,660,009 preferred shares comprising Class E (the “E Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  253,836 preferred shares comprising Class E’ (the “E’ Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  6,808,562 preferred shares comprising Class F (the “F Shares”), whose specific rights can be found in article 12 of the Bylaws;

•                  1,542,271 preferred shares comprising Class G (the “G Shares”), whose specific rights can be found in article 12 of the Bylaws; and

•                  1,855,420 preferred shares comprising Class H (the “H Shares”), whose specific rights can be found in article 12 of the Bylaws.

The FCPR (French venture capital fund) Galileo III and Mr. Christophe Chausson have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Extraordinary General Meeting of the Company on April 14, 2006 of a total of 1,791,000 and 119,000 B Shares and warrants on B Shares, respectively.

The FCPI (French Innovation Investment Fund) Allianz Innovation 6, Allianz Innovation 7, Allianz Croissance 2005 and Poste Innovation 8 have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Extraordinary General Meeting of the Company on July 7, 2006 of a total of 333,340, 321,435, 369,055, and 166,670 B shares and warrants on B shares, respectively.

The FCPR Galileo III, the FCPIs Allianz Innovation 6, Allianz Innovation 7 and Allianz Croissance 2005 have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Extraordinary General Meeting of the Company on May 7, 2008 of a total of 185,185, 140,864, 135,679 and 155,556 C Shares and warrants on C Shares, respectively.

Mr. Christophe Chausson, Mr. Marc Brandsma, the FCPR Galileo III and the FCPIs Allianz Innovation 6, Allianz Innovation 7, Allianz Croissance 2005 and Poste Innovation 8 have special benefits, resulting from the conversion by the Extraordinary General Meeting of the Company on May 7, 2008 of 47,568, 15,222, 714,286, 300,000, 289,285, 332,143 and 150,000, respectively, of their B Shares issued by the Extraordinary General Meeting on May 25, 2007 into C Shares.

The FCPIs Allianz Innovation 7, Allianz Croissance 2005, Capital Croissance and Objectif Innovation Patrimoine and the company Balderton Capital IV, L.P. have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Extraordinary General Meeting of the Company on December 23, 2008 of a total of 95,933, 109,931, 192,029, 170,289 and 1,704,545, respectively, of D Shares and warrants on D Shares.

The FCPIs Allianz Innovation 7, Allianz Croissance 2005, Capital Croissance and Objectif Innovation Patrimoine and the company Balderton Capital IV, L.P. have special benefits, resulting from the issuance, of 95,933, 109,931, 192,029, 170,289 and 1,704,545 D Shares and warrants on D Shares, respectively, on December 23, 2008.

The FCPI Allianz Croissance 2005, the FCPI Capital Croissance and the FCPI Objectif Innovation Patrimoine, the FCPR Galileo III and the company Balderton Capital IV, L.P. have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Extraordinary General Meeting of the Company on February 19, 2010 of a total of 159,533, 367,857, 326,389, 599,695 and 759,872, respectively, of E Shares and warrants on E Shares.

The FCPR Galileo III and the FCPIs Allianz Innovation 6, Allianz Innovation 7 and Allianz Croissance 2005 have special benefits, resulting from the conversion by the Extraordinary General Meeting of the Company on February 19, 2010 of 185,185, 140,864, 135,679, and 155,556, respectively, of their C Shares issued by the Combined General Meeting of the Company on May 7, 2008 into C’ Shares.

The company Balderton Capital IV L.P., the FCPR Galileo III and the FCPI Allianz Croissance 2005 have special benefits, as a result of the conversion by the Extraordinary General Meeting of the Company on February 19, 2010 of 116,194, 91,701 and 130,554 A Shares respectively, acquired from Bertrand Diard and Fabrice Bonan, into E’ Shares.

The companies Toro Acquisition Sàrl, Balderton Capital IV, L.P., the FCPIs Capital Croissance, Objectif Innovation Patrimoine, Banque Postale Innovation 5, Allianz Innovation 10 and Objectif Innovation 2 have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Board of Directors on November 9, 2010 of 20,000,001, 2,611,111, 620,100, 549,900, 675,700, 1,258,200 and 396,100, respectively, F Shares and warrants on F Shares.

Balderton Capital IV L.P. and Toro Acquisition Sàrl have special benefits, as a result of the conversion by the Combined General Meeting of the Company on November 9, 2010 of 1,666,666 and 2,252,130, respectively, A Shares into F Shares.

Toro Acquisition Sàrl has special benefits, as a result of the conversion by the Combined General Meeting on November 9, 2010 of 7,680,592 B Shares into F Shares.

Toro Acquisition Sàrl has special benefits, as a result of the conversion by the Combined General Meeting on November 9, 2010 of 91,332 C Shares into F Shares.

The companies Toro Acquisition Sàrl, Balderton Capital IV, L.P., the FCPIs Eco Innovation, Objectif Innovation 3, Allianz Eco Innovation 2, Objectif Innovation 4 and Idinvest Flexible 2016 have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Board of Directors on September 30, 2011 of 3,690,229, 3,685,885, 1,083,150, 485,549, 933,750, 709,650 and 522,900, respectively, F Shares and warrants on F Shares.

The companies Toro Acquisition Sàrl, Balderton Capital IV, L.P., the FCPR Galileo III and the FCPIs Allianz Eco Innovation 2, Idinvest Flexible 2016 and Objectif Innovation 4 have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the Board of Directors on April 25, 2012 of 743,645, 742,750, 322,151, 323,294, 187,961 and 240,591, respectively, G Shares and warrants on G Shares.

Toro Acquisition Sàrl has special benefits, resulting from the issuance of Class G preferred shares as a result of the conversion of bonds into Class G preferred shares as noted by the Board of Directors on December 17, 2013.

Bpifrance Participations, Iris Capital Fund III and OP Ventures Growth I have special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in their favor, by the General Meeting of the Company on December 17, 2013 of 9,803,166, 2,224,198 and 1,977,159 respectively, H Shares and warrants on H Shares.

Toro Acquisition Sàrl has special benefits, resulting from the issuance of Class G preferred shares as a result of the exercise of 888,888 BSA SL-12 into Class G preferred shares as noted by the Board of Directors on June 25, 2015.

Mr. Michael Tuchen has special benefits, resulting from the issuance, with a waiver of the shareholders’ preferential subscription rights in his favor, by the Board of Directors on June 25, 2015 of 838,840 H Shares.

ARTICLE 8         CHANGE IN THE SHARE CAPITAL

The share capital may be increased, reduced or amortized under the conditions set by law.

ARTICLE 9         PAYMENT OF SHARES

The shares are issued and paid up under the conditions set by law.

Capital calls and the date on which the corresponding sums must be paid are disclosed to shareholders at least 15 days before the date set for each payment by registered letter with acknowledgment of receipt, addressed to the shareholders or by a notice in a legal announcements newspaper published where the registered office is located.

The shareholder who does not make the requested additional payments for the shares on their due date is legally and without any other formality liable to the Company for late interest calculated daily from the due date at the legal rate.

The Company has the right, in order to obtain the payment of these amounts, of enforcement and penalties as provided by law.

ARTICLE 10  TYPE OF SHARES

The shares are nominative and are registered in accordance with the law.

ARTICLE 11       TRANSFER OF SHARES

Shares are freely transferable.

The transfer of shares is carried out in accordance with applicable laws. The transfer of shares involving the Company and third parties will be carried out by account-to-account transfer, on the basis of a share transfer certificate.

Said transaction will be recorded in a register, kept in date order and known as the “Share Ledger”. The Company is legally required to record the above upon receipt of an order to transfer shares. The share transfer established on a form provided or approved by the Company is signed by the transferor or his/her representative.

ARTICLE 12       RIGHTS AND OBLIGATIONS GOVERNING SHARES

Shares will be indivisible with respect to the Company.

Multiple holders of undivided interests in shares will be represented at General Meetings by one of them or by a single agent; in the event of disagreement, the agent will be designated by a court of law at the request of the co-owner who acts first.

Each share entitles its holder to one vote at General Meetings of shareholders.

The right to vote is held by the usufruct shareholder in Ordinary General Meetings and by the bare owner in Extraordinary General Meetings. Shareholders may, however, agree to allocate voting rights in a different manner at General Meetings, provided that the usufruct shareholder is not deprived of the right to vote on decisions concerning profits; in this case, they must bring their agreement to the Company’s attention by registered letter with a notice of receipt sent to the registered office. The Company will be required to respect the above agreement for any General Meeting held at least five days after receipt of the notice of that agreement.

Even deprived of the voting right, the bare-owner of the shares will always have the right to participate in General Meetings.

Each share entitles the holder thereof to a proportionate ownership right in the profits of the Company and in the proceeds after liquidation equal to the pro rata portion of the registered capital represented by such share, subject to preferential liquidation rights granted to B shares, C shares, C’ shares, D shares, E shares, E’ shares, F shares, G shares and H shares.

Ownership of a share automatically entails compliance with the Company’s Bylaws and with resolutions duly adopted by the General Meeting of shareholders.

Whenever it is necessary to own several shares in order to exercise any right, the owners of isolated shares or a number of shares less than the required number may exercise those rights only on the condition that they personally see to the pooling and, possibly, the purchase or sale of the necessary number of shares.

In addition to the rights acknowledged to A shares, B, C, C’, D, E, E’, F, G and H shares give their holders the following additional rights:

(A)                               Preferential liquidation right

For the purposes of this section (A), the term “Nominal Value” means, for each share of the Company, the amount of the nominal value actually paid in cash to the Company by the initial subscriber of said share; it being specified that such amount will not be adjusted to take into account any consolidation or division of the nominal value of shares of the Company (or other similar transactions) following the subscription of said share.

In the event of dissolution or of amicable or court-ordered liquidation of the Company (hereinafter, the “Liquidation”), the liquidation surplus , i.e. the liquidation proceeds available after payment of all debts and liquidation expenses and reimbursement of the Nominal Value of the shares and, more generally, after any priority payment imposed by applicable law and regulations have been made (hereinafter the “Liquidation Surplus”) shall be divided among the shares in accordance with the following rules:

I.                 to the extent that, on the Liquidation date, there remain B, C, C’, D, E, E’, F, G and H shares issued by the Company that have not been converted into A shares:

(i)               first, among all holders of H shares up to a total amount (the “Total H Amount “) equal to the greatest of the following numbers:

(a)         the total Subscription Price (as defined below) of H shares, or

(b)         the total amount that all holders of H shares referred to above would be entitled to receive under the Liquidation if all the H shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each above-mentioned holder of H shares being distributed pro rata pursuant to this paragraph (i),

further specified that:

• as needed, any amounts due to holders of H shares pursuant to paragraphs (ii) to (ix) below will be excluded from the Total H Amount referred to in this paragraph (i); and

• The Total H Amount referred to in this paragraph (i) will be:

decreased by the total amount of the Nominal Value of each of the H shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend attached to each of the H shares approved but not yet distributed on the date of the Liquidation,

(ii)           then the remaining balance of the Surplus, if any, would be distributed to the holders of G shares up to a total amount (the “Total G Amount”) equal to the largest of the following numbers:

(a)         the total Subscription Price of G shares, or

(b)         the total amount that all holders of G shares referred to above would be entitled to receive under the Liquidation if all the G shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each above-mentioned holder of G shares being distributed pro rata pursuant to this paragraph (ii),

further specified that:

•             as needed, any amounts due to holders of G shares pursuant to paragraphs (i) above and (iii) to (ix) below will be excluded from the Total G Amount mentioned in this paragraph (ii); and

• The Total G Amount referred to in this paragraph (i) will be:

decreased by the total amount of the Nominal Value of each of the G shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend attached to each of the G shares approved but not yet distributed on the date of Liquidation,

(iii)       then the remaining balance of the Surplus would be distributed to holders of F shares up to a total amount (the “Total F Amount”) equal to the largest of the following numbers:

(a)         the total Subscription Price of F shares, or

(b)         the total amount that all holders of F shares referred to above would be entitled to receive under the Liquidation if all the F shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each above-mentioned holder of F shares being distributed pro rata pursuant to this paragraph (iii),

further specified that:

• as needed, any amounts due to holders of F shares under paragraphs (i) and (ii) above and (iv) to (ix) below will be excluded from the Total F Amount referred to in this paragraph (iii); and

• The Total F Amount referred to in this paragraph (iii) will be:

decreased by the total amount of the Nominal Value of each of the F shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the F shares approved but not yet distributed on the Liquidation date,

(iv)        then, the remaining balance of the Surplus, if any, would be distributed to holders of E and E’ shares up to a total amount (the “Total E/E’ Amount”) equal to the largest of the following numbers:

(a)  the total Subscription Price of E and E’ shares, or

(B)  the total amount that all holders of E and E’ shares referred to above would be entitled to receive under the Liquidation if all the E and E’ shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each holder of the E and E’ shares referred to above being distributed pro rata pursuant to this paragraph (iv),

further specified that:

• as needed, any amounts due to holders of E and E’ shares under paragraphs (i) to (iii) above and (v) to (ix) below will be excluded from the Total E/E’ Amount referred to in this paragraph (iv); and

• the Total E/E’ Amount referred to in this paragraph (iv) will be:

decreased by the total amount of the Nominal Value of each of the E and E’ shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the E and E’ shares approved but not yet distributed on the Liquidation date,

(v)            then, the remaining balance of the Surplus, if any, would be distributed to holders of D shares up to a total amount (the “Total D Amount”) equal to the largest of the following numbers:

(a)         the total Subscription Price of D shares, or

(b)  the total amount that all holders of D shares referred to above would be entitled to receive under the Liquidation if all the D shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the D shares referred to above being distributed pro rata pursuant to this paragraph (v),

further specified that:

• as needed, any amounts due to holders of D shares under paragraphs (i) to (iv) above to (vi) to (ix) below will be excluded from the Total D Amount referred to in this paragraph (iv); and

• the Total D Amount referred to in this paragraph (v) will be:

decreased by the total amount of the Nominal Value of each of the D shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the D shares approved but not yet distributed on the Liquidation date,

(vi)        then the remaining balance of the Surplus, if any, would be distributed to holders of C’ shares up to a total amount (the “ Total C’ Amount”)  equal to the largest of the following numbers:

(a)         the total Subscription Price of C’ shares, or

(b)  the total amount that all holders of C’ shares referred to above would be entitled to receive under the Liquidation if all the C’ shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C’ shares referred to above being distributed pro rata pursuant to this paragraph (vi),

further specified that:

•             as needed, any amounts due to holders of C’ shares under paragraphs (i) to (v) above and (vii) to (ix) below will be excluded from the Total C’ Amount referred to in this paragraph (vi); and

• the Total C’ Amount referred to in this paragraph (vi) will be:

decreased by the total amount of the Nominal Value of each of the C’ shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the C’ shares approved but not yet distributed on the Liquidation date,

(vii)    then the remaining balance of the Surplus, if any, would be distributed to the holders of C shares up to a total amount (the “Total C Amount”) equal to the largest of the following numbers:

(a)         the total Subscription Price of C shares, or

(b)         the total amount that all holders of C shares referred to above would be entitled to receive under the Liquidation if all the C shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C shares referred to above being distributed pro rata pursuant to this paragraph (vii),

further specified that:

• as needed, any amounts due to holders of C shares under paragraphs (i) to (vi) above and (viii) and (ix) below will be excluded from the Total C Amount referred to in this paragraph (vii); and

•             the Total C Amount referred to in this paragraph (vii) will be:

decreased by the total amount of the Nominal Value of each of the C shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the C shares approved but not yet distributed on the Liquidation date,

(viii)                   then, the remaining balance of the Surplus, if any, would be distributed to holders of B shares up to a total amount (the “Total B Amount” equal to the largest of the following numbers:

(a)         the total Subscription Price of B shares, or

(b)         the total amount that all holders of B shares referred to above would be entitled to receive under the Liquidation if all the B shares had been converted into A shares immediately before the Liquidation pursuant to the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C’ shares referred to above being distributed pro rata pursuant to this paragraph (viii),

further specified that:

• as needed, any amounts due to holders of B shares under paragraphs (i) to (vii) above, and (ix) below will be excluded from the Total B Amount referred to in this paragraph (viii); and

• the Total B Amount referred to in this paragraph (viii) will be:

decreased by the total amount of the Nominal Value of each of the B shares already received under the first paragraph of this section (A), and increased, as applicable, by the amount of any dividend on each of the B shares approved but not yet distributed on the Liquidation date, and

(ix)        in the last place, the balance of the Surplus still available, if any, will be distributed among all the holders of A shares, on a pro rata basis according to the number of A shares they hold on the date of the Liquidation.

with the understanding that for the purposes of this section (A) :

(1)          the term “Subscription Price” means :

(i)              for each E’ share created on conversion of A shares in the terms of the ninth resolution of the Extraordinary General Meeting of February 19, 2010:

(a)         for Non-French Shareholders (as defined here below): the equivalent in euros of an amount equal to US$ 0.49167 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(b)         for French Shareholders (as defined here below): € 0.34333,

(ii)           for each F share: the equivalent in euros of an amount equal to 0.90 dollars calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(iii)        for each G share:

(a)         subscribed (A) as part of a capital increase decided by the Board of Directors of the Company acting by delegation of the General Meeting of April 25, 2012, in the terms of its second resolution and (B) upon exercise of the BSASL-12 referred to in the thirteenth resolution of the General Meeting of April 25, 2012: the equivalent in euros of an amount equal to 1.35 dollars calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(b)         issued on the conversion of bonds (OC) issued by the Board of Directors of the Company acting by delegation of the General Meeting of April 25, 2012 in the terms of the twelfth resolution, the equivalent in euros (calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation) of the equivalent in dollars of €  1.02 (determined by the Board of Directors on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the issue of the G shares in question), and

(c)          other than those referred to in paragraphs (a) and (b) above: the subscription price (issue premium included) in euros actually paid to the Company by the initial subscribers of the G shares in question,

(iv) for all other shares issued by the Company not referenced in paragraphs (1)(i) to (1)(iii) above, the subscription price (issue premium included) paid to the Company by the initial subscribers of the shares in question, i.e. an amount equal to:

(a)         for each H share

•                  subscribed as part of the capital increase decided in the third resolution of the Combined General Meeting of December 17, 2013: €  1.05, and

•                  subscribed on exercise of the BSA Milestone 12-2013 share subscription warrants referred to in the third resolution of the Combined General Meeting of December 17, 2013: the nominal value of one share of the Company on the date of exercise of the said BSA Milestone 12-2013 warrants,

(b)         for each E share:

•                  for Non-French Shareholders: the equivalent in euros of an amount equal to US$ 0.60167 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

•                  for French Shareholders: €  0.42,

(b) for each D share:

•                  for Non-French Shareholders: the equivalent in euros of an amount equal to US$ 0.44 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

•                  for French Shareholders: €  0.345,

(c)          for each C’ share: €  0.27,

(d)         for each C share: €  0.2333, and

(e)          for each B share: €  0.14,

also further specified that: (i) the above-mentioned amounts and numbers will be adjusted, as necessary, to take into consideration any regrouping or division of the nominal value of the shares of the Company (or other related transactions), that would occur after the date of the Ordinary and Extraordinary General Meeting of the Company of December 17, 2013, (ii) in the event that new B, C, C’, D, E, E’, F, G or H shares would be issued upon exercise of the “antidilutive” or “ratchet” share subscription warrants, and their Subscription Price would be equal to the price effectively paid by the initial subscribers to the Company for all of the new B, C, C’, D, E, E’, F, G or H shares and (iii) any amount that would be due to the shareholders of the Company for the Surplus pursuant to the terms of this Section (A) will be rounded to the lower one hundredth of a euro.

(2)          the term “Non-French Shareholder” designates any holder of D, E and/or E’ shares, as the case may be, having their domicile or registered office, as the case may be, located outside of France, and

(3)          the term “French Shareholder” designates any holder of D, E and/or E’ shares, as the case may be, having their domicile or registered office, as the case may be, located in France,

II.             to the extent that, on the date of the Liquidation, all of the B, C, C’, D, E, E’, F, G and H shares issued by the Company would have been converted into A shares, among all holders of A shares (including A shares issued on conversion of B, C, C’, D, E, E’, F, G and H shares), on a pro rata basis of the number of A shares held by these latter on the date of the Liquidation.

(B)                               Right to information

Holders of B shares, C shares, C’ shares, D shares, E shares, E’ shares, F shares and H shares will benefit from a reinforced right to information.

As such, the following must be notified:

•                  each year, within one hundred twenty (120) days after the close of the financial year under review, the audited annual accounts of the Company (and, if applicable, the audited consolidated accounts of the Company and its Subsidiaries (as the term is defined in section (F) below), accompanied by reports and other documents transmitted between the Company and the Statutory Auditors;

•                   each year, within thirty (30) days before the closing date of each financial year, the following documents (it is specified that these documents can be combined into a single document): (a) a business plan specifying the objectives for the next three years for the Company and each of its Subsidiaries, including sales targets and product development strategies and any other information reasonably required by holders of B shares, C shares, C’ shares, D shares, E shares, E’ shares, F shares or H shares (hereinafter a “Business Plan”), and (b) details of the projected accounts for the Company and each of its Subsidiaries, and the consolidated provisional accounts on the turnover for the three (3) coming years, including a projection of revenue, expenses and cash flow of the Company and its Subsidiaries for the three (3) year period being considered, and any other information reasonably requested by holders of B shares, C shares, C’ shares, D shares, E shares, E’ shares or F shares (hereinafter an “Annual Budget”);

•                   each quarter, not later than forty-five (45) days after the end of each quarter, the unaudited financial statements of the Company and each of its Subsidiaries relating to the quarter, including a consolidated income statement, balance sheet and statement of cash flows;

•                   each quarter, not later than thirty (30) days from the first day of the relevant quarter, an estimate of the activity and cash flow of the Company and its Subsidiaries for the next thirteen (13) weeks;

•                   each month, no later than thirty (30) days after the end of the relevant month, a statement of cash position and debt and the turnover made by the Company (and any information or details that the Board of Directors of the Company or holders of B shares, C shares, C’ shares, D shares, E shares, E shares, F shares and H shares may reasonably request) during the previous month and an income statement relating to the previous month (the “Monthly Accounts”). The Monthly Accounts will also include a report of activity commenting on variances from the budget and from the Monthly Accounts for the same month of the previous year and detailing the key financial events and highlights of the period concerned.

In addition, holders of B shares, C shares, C’ shares, D shares, E shares, E’ shares, F shares and H shares in the Company will receive all relevant information on any event, internal or external to the Company or one of its subsidiaries, affecting or reasonably likely to eventually affect the continuity of operations or sustainability of the Company or its Subsidiaries and, within a reasonable time from the date the Company becomes aware.

(C)                               Right to audit

To the extent the Company or any of its Subsidiaries is in default under their disclosure obligations pursuant to paragraph (B) above, each B, C, C’, D, E, E’, F and H share gives the holder a right of access to the Company and its Subsidiaries enabling them to request any information and documents relating to their financial, accounting, technical, commercial and legal activities. This right of access may be exercised at any time by notice to the Company subject to the fulfillment of a reasonable notice period, provided, however that such period of notice may not exceed eight (8) days. Each holder of B, C, C’, D, E, E’, F and H shares may be assisted by any third-party expert appointed by him. Reasonable costs resulting from the exercise of this right of access, including the third-party expert or experts’ intervention cost(s) will be borne by the Company on presentation of receipts, up to a total maximum of €  50,000 per year and subject to the results of any audit or review conducted by the above mentioned third-party expert being reported to the Company at the same time as holders of relevant B, C, C’, D, E, E’, F or H shares.

(D)                               Permanent right of representation on the Board of Directors

Holders of D, F and H shares have the right to appoint a maximum of four (4) members within the Company’s Board of Directors, being specified as such: two (2) members of the Board will be appointed by the Ordinary General Meeting of shareholders of the Company (or the Board of Directors in case of co-optation) among the candidates proposed by the holders of D shares, one (1) member of the Board will be appointed by the Ordinary General Meeting of shareholders of the Company (or the Board of Directors in case of co-optation) among the candidates proposed by the holders of F shares and one (1) member of the Board will be appointed by the Ordinary General Meeting of shareholders of the Company (or the Board of Directors in case of co-optation) among the candidates proposed by the holders of H shares.

The presence or representation of at least three (3) of the four (4) directors appointed from candidates proposed by the holders of D shares, F shares and H shares (provided they are still in office) will be required for the Board of Directors to deliberate validly on first call.

(E) Conversion right

(i)                         each B, C, C’, D, E, E’, F, G and H share will be automatically and instantly converted into one ordinary share immediately before the first listing of the Company’s shares to trading on a regulated market or on the  Nasdaq National Market or the New York Stock Exchange in the United States of America (the “Stock Market Listing”) but subject to: (i) the actual listing of the shares of the Company, and (ii) the Stock Market Listing being made on the basis of a valuation of the Company at least equal to 25 million dollars (net of any discounts or commissions and on the basis of a fully diluted share capital) and for a price per share of the Company of at least 21.6 dollars (this amount takes into account the reverse share split of the shares of the Company decided by the Extraordinary and Ordinary Shareholders General Meeting on June 1st, 2016);

(ii)                      each B, C, C’, D, E, E’, F, G or H share being able to be freely converted at any time on request of the holder, into one ordinary share; and

(iii)                   each B, C, C’, D, E, E’, F, G or H share being automatically and instantly converted into one ordinary share on the decision to that effect taken by the special meeting of shareholder owners of B, C, C’, D, E, E’, F, G or H shares, as applicable, by a majority of two-thirds of its members.

(F)                               Right to prior approval of certain decisions

Decisions on the following actions will be subject to prior review and deliberation by the Board of Directors and will be taken by the Board by a majority of its members present or represented, the majority consisting of the vote of at least three (3) of the four (4) directors appointed from candidates proposed by the holders of D, F and H shares in accordance with paragraph (D) above (provided that they are still in office):

(1)                any allocation by the Company’s Board of Directors acting on behalf of the General Meeting of shareholders of any equity or securities granting access to capital;

(2)                the admission of all or part of the Company’s shares to trading on a regulated market or a stock exchange or on the New York Stock Exchange or NASDAQ exchange in the United States; any alienation or pledge of a key asset of the Company or any merger, demerger, partial transfer of assets to which the Company is party or disposal of a substantial intellectual property right of the Company in favor of a third party (other than a Subsidiary of the Company) as an irrevocable exclusive license, except in cases where a decision referred to in this paragraph (2) would intervene in the context of a restructuring transaction between the Company and its Subsidiaries and provided that such restructuring operation has been the subject of prior authorization by the Board of Directors of the Company adopted by the majority referred to in the first paragraph of this section (F);

(3)                the adoption of any new share subscription or purchase options plan or any other incentive plan allowing one or more employees, managers or consultants of the Company to have immediate or future access to the Company’s capital, the same as any change in the terms and conditions of an incentive plan in vigor;

(4)                any decision for the dissolution, the opening of a safekeeping or receivership procedure, the liquidation of the Company or the designation of any court-ordered representative (including any ad hoc representative or conciliator), without prejudice to the right of the Chief Executive Officer to proceed with the regularization of a declaration for cessation of payments within the legal time frames;

(5)                any agreement reached between the Company and its creditors other than those that are part of the normal course of affairs;

(6)                the signing of any commitment by the Company that would authorize a shareholder of the Company to ask this latter to record all or part of the securities held by the said shareholder with the Securities and Exchange Commission in the United States of America for the purpose of allowing the sale of securities held by this latter on a market in the United States of America;

(7)                except in that it (i) would intervene in the normal conduct of business or (ii) be specified in the annual budget as approved by the Board of Directors, any decision that would (a) lead to an increase in the Company’s debt in an amount greater than US$ 100,000 or an amount greater than US$ 250,000 over a period of 12 months, or (b) would consist in the Company’s granting of a loan, surety, deposit, endorsement or guarantee;

(8)                any significant change in the Company’s activity;

(9)                the approval of an Annual Budget and a Business Plan (as such terms are defined in paragraph (B) above);

(10)         the preparation and approval of any significant change in the Business Plan or related to the calculation methods, strategies and plans determined in a Business Plan;

(11)         the preparation and approval of any significant change in the Annual Budget;

(12)         any creation of a Subsidiary as well as any sale of securities held by the Company in a Subsidiary;

(13)         except in the ordinary course of business, any assignment by the Company, on one or more occasions, or similar operations, resulting in a transfer of assets representing at least 10% of the overall market value of the assets of the Company (hereinafter, “10% of the Company’s Assets”) ; it being specified that, to the extent where such a transaction would cover assets not representing 10% of the Company’s assets, that disposal will be carried out at a price that may not be less than the market value of the assets sold and under conditions equivalent to those currently applicable to similar transactions;

(14)         any loan or advance, deposit or investment for any physical or legal person (other than a wholly-owned Subsidiary), except for any (i) reasonable advances made to Company employees as part of the normal course of business, or (ii) an acquisition approved by at least three (3) of the four (4) directors appointed from among the candidates proposed by the holders of D, F and H shares;

(15)         the signing of any contract (including, as the case may be, any amendment or modification of an active contract), arrangement, commitment or transaction with (i) a physical person having a family relationship (whether by birth, marriage or adoption) with a managing officer, director or employee of the Company or (ii) a legal person in which a managing officer, director or employee of the Company holds any interest whatsoever, except for any contract, arrangement, commitment or transaction carried out in the normal course of business;

(16)         any expense representing a total amount greater than US$ 250,000 over a period of 12 months, except however for expenses specified in the Annual Budget or approved in advance by the Board of Directors;

(17)         any decision for hiring, dismissing or increasing by more than 10% the compensation of any manager, executive manager, financial manager or any other managers whose gross annual salary is greater than US$ 100,000;

(18)         any decision to change the share capital, whether by capital increase, reduction, amortization, division of nominal amount or other;

(19)         any decision to change the rights attached to the shares of the Company, regardless of the class of shares;

(20)         any decision for distribution or payment of dividends, or other forms of distribution to shareholders;

(21)         any decision to amend the Bylaws; and

(22)          any decision to change the number of directors, by appointment or revocation of directors, to change the right of representation on the Board of Directors, or any amendment of the powers of the Board of Directors and its procedures of operation.

It is specified that, unless contrary stipulations apply, each of the decisions listed in paragraphs (1) to (22) above applies not only to the Company but also to all the companies over which it holds or will hold control, directly or indirectly, in the meaning of Article L. 233-3 of the French Code of Commerce (the “Subsidiaries”).

(G)                              Right to propose the appointment of an adviser

Theholders of B shares have the right to have one (1) adviser appointed; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of B shares.

The holde rs of D shares have the right to have appointed one (1) adviser; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of D shares

The hold ersof F shares have the right to have appointed one (1) adviser; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of F shares

Thehold ers of H shares have the right to have appointed a maximum of one (1) adviser; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of H shares.

TITLE III

COMPANY MANAGEMENT

ARTICLE 13                    BOARD OF DIRECTORS

The Company is managed by a Board of Directors composed of a minimum of three members and a maximum of nine members, two of whom are chosen from among the candidates proposed by the holders of D shares, one of whom is chosen from among the candidates proposed by the holders of F shares, and one of whom is chosen from among the candidates proposed by the holders of H shares.

The directors shall be appointed by the Ordinary General Meeting of shareholders.

ARTICLE 14                    APPOINTMENT AND REVOCATION OF DIRECTORS

The directors’ term of office is three (3) years.  A director’s duties end at the conclusion of the meeting that approved the financial statements of the past year that is held in the current year in which the term of the said director expires.

Directors may be reappointed and they may be revoked at any time by decision of the Ordinary General Meeting of shareholders.

If a director seat becomes empty between two General Meetings, the Board of Directors may, in compliance with applicable laws and regulations, make temporary appointments.

Appointments of directors made by the Board of Directors are subject to the approval of the next Ordinary General Meeting.  When there is no ratification, the rulings and the acts carried out previously by the Board still remain valid.

A director appointed to replace another holds the office only for the time remaining in the term of his or her predecessor.

A person more than 70 years old cannot be appointed director if their appointment brings the number of Board members over 70 years old to more than one third.

If this limit is reached, the oldest director shall be considered as resigning at the end of the meeting of the Annual Ordinary General Meeting ruling on the financial statements of the previous year held in the current year in which this one-third limit has been reached.

ARTICLE 15                    (RESERVE)

ARTICLE 16                    ORGANIZATION AND DELIBERATIONS OF THE BOARD OF DIRECTORS

1) Board meetings

The Board of Directors meets as often as required in the interest of the Company, and at least once per quarter, or within a maximum time of five (5) working days when requested by any director.

The meetings of the Board of Directors are called on the initiative of the Chairman or one or more directors.

The meetings of the Board of Directors are held at the registered office of the Company or at any other place.

Advance notice for calling directors to the meetings of the Board of Directors is at least five (5) working days on first call and twenty-four (24) hours on second call, except, for these two cases, when the directors would all be present or represented.

The calls for meeting may be made by any means of written communication including by simple postal or electronic mail.

2)                                    Quorum

A meeting of the Board of Directors is considered valid when at least half of its members are present.

3)                                    Deliberations

The presence or representation of at least three (3) of the four (4) directors chosen from among the candidates proposed by the holders of D shares, F shares and H shares (provided that they are still active) will be required in order for the Board of Directors to validly deliberate on first call.

Subject to the decisions mentioned in Article 18.3 of the Bylaws, the decisions of the Board of Directors are made on the majority of the votes of participating members, present or represented. Decisions are binding on all members of the Board of Directors, even those absent or dissenting.

4)                                    Meeting minutes

The meetings of the Board of Directors are documented in minutes prepared in a special register that is numbered, initialed and held in the registered office of the Company, in compliance with regulatory provisions.

5)                                    Representation

Any director may be represented by another director at a meeting of the Board by means of a written proxy.

Each director can only have, during the same meeting, one single proxy received in application of the previous sub-paragraph.

These provisions are applicable to directors who are permanent representatives of legal persons.

6)                                    Confidentiality

Any and all directors or any person called to the meetings of the Board are held to confidentiality with respect to the information presenting a confidential character and data considered as such by the Chairman of the Board.

ARTICLE 17                    POWERS OF THE BOARD OF DIRECTORS -COMMITTEES

1)                                    Powers

The Board of Directors shall determine the focuses of the activity of the Company and oversee their implementation. Subject to the powers expressly granted to shareholders’ meetings and limited to the company object, the Board of Directors deliberates on all matters concerning the operation of the Group’s activities and rules on all affairs over which it has authority.

In its relations with third parties, the Company is committed even by the actions of the Board of Directors that are not within the scope of its company object, unless it can prove that the third-party knew that the action exceeded this object or that it could not be unaware of it in view of the circumstances, and mere publication of the Bylaws shall not be sufficient proof thereof.

The Board of Directors shall carry out the controls and verifications that it deems necessary.  The Chairman or the Chief Executive Officer shall provide each director with all of the documents and information necessary to carry out their mission.

2)                                    Committees

The Board may decide to create committees charged with studying the issues that itself or its Chairman submits to them for their examination and advisement.  The Board shall determine the composition and the responsibilities of the committees that conduct their activity under its responsibility.  It shall set the compensation of the people who compose them.

ARTICLE 18                    EXECUTIVE MANAGEMENT

1)                                    Chairman of the Board of Directors

The Board of Directors shall choose from among its members a Chairman who must be a physical person, otherwise the appointment is null and void.  It shall determine his or her compensation in the conditions set by law.

The Chairman shall be appointed for a term that cannot exceed that of his or her director’s term. He or she may be reappointed.

The Board of Directors may revoke the Chairman at any time.

The Chairman of the Board cannot be more than 70 years old.  If the Chairman reaches this age limit during his or her term as Chairman, he or she is deemed to have resigned from office.  The term is extended however until the next meeting of the Board of Directors during which the successor will be appointed.

In the case of temporary unavailability or death of the Chairman, the Board of Directors may appoint a director for the functions of the Chairman.

In the case of temporary unavailability, this appointment is made for a limited amount of time.  It is renewable.  In the case of death, it is valid until the election of the new Chairman.

The Chairman of the Board of Directors shall organize and manage its work, which is reported to the General Meeting.  It shall oversee the proper functioning of the Company’s management bodies and ensure, in particular, that the directors are able to carry out their mission.

2)                                    Executive Management

Executive management of the Company shall be assumed, under its responsibility, by the Chairman of the Board of Directors, or by another physical person appointed by the Board of Directors and bearing the title of Chief Executive Officer.

The Board must choose between the two forms of exercising executive management at all times and, at least, each time the term of Chief Executive Officer expires or that of the Chairman of the Board of Directors when he or she also assumes the executive management of the Company.

Shareholders and third parties shall be informed of this choice in the conditions defined by decree.

The final decision of the Board of Directors on the choice of the form of exercising executive management shall be carried out based on the majority of the votes of the participating members, present or represented.

When the executive management of the Company is assumed by the Chairman of the Board of Directors, the provisions in the Bylaws relating to the Chief Executive Officer are applicable to him or her.

3)                                    Chief Executive Officer

The Chief Executive Officer is invested with the most extensive powers to act in all circumstances in the name of the Company.  He or she shall exercise those powers within the limits of the company object and subject to those expressly granted by law to shareholders’ meetings and to the Board of Directors.

The decisions or actions mentioned hereinafter shall be subject to the prior examination and deliberation of the Board of Directors and shall be taken by the Board of Directors based on the majority of its members present or represented, and this majority must include the votes of at least three (3) of the four (4) directors appointed from among the candidates proposed by the holders of D, F and H shares in compliance with paragraph (D) of Article 12 above (provided they are still in office):

(1)         any allocation by the Board of Directors of the Company acting by delegation of the General Meeting of the shareholders of any capital security or other security convertible to capital;

(2)                the admission of all part of the shares of the Company for trading on a regulated market or securities market or the New York Stock Exchange or NASDAQ in the United States; any alienation or pledge of an essential asset of the Company or any merger, split or transaction involving a partial asset contribution to which the Company would be a party or any alienation of a substantial intellectual property right of the Company for the benefit of a third party (other than a Subsidiary of the Company) in the form of an exclusive irrevocable license, except in the case in which a decision mentioned in this paragraph (2) would occur as part of a restructuring transaction carried out between the Company and its Subsidiaries and on condition that the said restructuring transaction has been subject to a prior authorization of the Board of Directors of the Company ruling in majority conditions as mentioned in the second paragraph of this Article 18(3);

(3)                the adoption of any new share subscription or purchase options plan or any other incentive plan allowing one or more employees, managers or consultants of the Company to have immediate or future access to the Company’s capital, the same as any change in the terms and conditions of an incentive plan in vigor;

(4)                any decision for the dissolution, the opening of a safekeeping or receivership procedure, the liquidation of the Company or the designation of any court-ordered representative (including any ad hoc representative or conciliator), without prejudice to the right of the Chief Executive Officer to proceed with the regularization of a declaration for cessation of payments within the legal time frames;

(5)                any agreement reached between the Company and its creditors other than those that are part of the normal course of affairs;

(6)                the signing of any commitment by the Company that would authorize a shareholder of the Company to ask this latter to record all or part of the securities held by the said shareholder with the Securities and Exchange Commission in the United States of America for the purpose of allowing the sale of securities held by this latter on a market in the United States of America;

(7)                except in that it (i) would intervene in the normal conduct of business or (ii) be specified in the annual budget as approved by the Board of Directors, any decision that would (a) lead to an increase in the Company’s debt in an amount greater than US$ 100,000 or an amount greater than US$ 250,000 over a period of 12 months, or (b) would consist in the Company’s granting of a loan, surety, deposit, endorsement or guarantee;

(8)                any significant change in the Company’s business activity;

(9)                the approval of an Annual Budget and a Development Plan (as these terms are defined in paragraph (B) of Article 12 above);

(10)         the preparation and approval of any significant change in the Development Plan or related to the calculation methods, strategies and plans determined in a Development Plan;

(11)         the preparation and approval of any significant change in the Annual Budget;

(12)         any creation of a Subsidiary as well as any sale of securities held by the Company in a Subsidiary;

(13)         except in the normal conduct of business, any sale or related transaction by the Company, on one or more occasions, that would result in a transfer of assets representing at least 10% of the market value of all of the assets of the Company (hereinafter, “10% of the Company’s Assets”); further specified that to the extent that such a transaction would involve assets not representing 10% of the Company’s Assets, the said sale would be made at a price that cannot be less than the market value of the assets sold and in conditions equivalent to those currently applicable to similar transactions;

(14)         any loan or advance, deposit or investment for any physical or legal person (other than a wholly-owned Subsidiary), except for any (i) reasonable advances made to Company employees as part of the normal course of business, or (ii) an acquisition approved by at least three (3) of the four (4) directors appointed from among the candidates proposed by the holders of D, F and H shares;

(15)         the signing of any contract (including, as the case may be, any amendment or modification of an active contract), arrangement, commitment or transaction with (i) a physical person having a family relationship (whether by birth, marriage or adoption) with a managing officer, director or employee of the Company or (ii) a legal person in which a managing officer, director or employee of the Company holds any interest whatsoever, except for any contract, arrangement, commitment or transaction carried out in the normal course of business;

(16)         any expense representing a total amount greater than US$ 250,000 over a period of 12 months, except however for expenses specified in the Annual Budget or approved in advance by the Board of Directors;

(17)         any decision for hiring, dismissing or increasing by more than 10% the compensation of any manager, executive manager, financial manager or any other managers whose gross annual salary is greater than US$ 100,000;

(18)         any decision to change the share capital, whether by capital increase, reduction, amortization, division of nominal amount or other;

(19)         any decision to change the rights attached to the shares of the Company, regardless of the class of shares;

(20)         any decision for distribution or payment of dividends, or other forms of distribution to shareholders;

(21)          any decision to amend the Bylaws; and

(22)          any decision to change the number of directors, by appointment or revocation of directors, to change the right of representation on the Board of Directors, or any amendment of the powers of the Board of Directors and its procedures of operation.

It is specified that, unless contrary stipulations apply, each of the decisions listed in paragraphs (1) to (22) above applies not only to the Company but also to all the companies over which it holds or will hold control, directly or indirectly, in the meaning of Article L. 233-3 of the French Code of Commerce (the “Subsidiaries”).

The Chief Executive Officer represents the Company in its relations with third parties.  The Company is committed even by the actions of the Chief Executive Officer that are not part of the company object, unless the Company proves that the third party knew that the action exceeded this object or could not be unaware of it in view of the circumstances, and mere publication of the Bylaws shall not be sufficient proof thereof.

The provisions in the Bylaws or the decisions of the Board of Directors limiting the powers of the Chief Executive Officer are unenforceable against third parties.

The Chief Executive Officer can delegate the powers belonging to him or her by law or the Bylaws or that are delegated to him or her by the Board of Directors or the shareholders (on the condition in these last two cases that it was expressly authorized by the Board of Directors or the shareholders, as the case may be), further specified that in this case the delegatee cannot take any action in relation with any of the subjects listed in paragraph 3) above without having been authorized to do so in advance by the Board of Directors in the conditions stipulated in the said paragraph.

The Board of Directors determines the compensation of the Chief Executive Officer in the conditions set by law.

The Chief Executive Officer cannot be more than 70 years old.  When a Chief Executive Officer reaches this age limit during their term of office it is considered that he or she resigns from office.  In this case, however, the term of office is extended until the next meeting of the Board of Directors in which the successor will be appointed.  Subject to this provision, the Chief Executive Officer may be re-appointed.

4)                                    Delegate Chief Executive Officers

On proposal of the Chief Executive Officer, the Board of Directors may grant authority to one or more physical persons to assist the Chief Executive Officer with the title of Delegate Chief Executive Officer. The Delegate Chief Executive Officer(s) may be revoked at any time by the Board of Directors on proposal of the Chief Executive Officer.

As approved by the Chief Executive Officer, the Board will determine the extent and the duration of the powers given to the Delegate Chief Executive Officer.  The Board shall determine his or her compensation in the conditions set by law.

With respect to third parties, the Delegate Chief Executive Officers have the same powers as the Chief Executive Officer; in particular the Delegate Chief Executive Officers can take part in legal proceedings.

The provisions of paragraph 3) of Article 18 of the Bylaws are also applicable to the Delegate Chief Executive Officers.

A Delegate Chief Executive Officer cannot be more than 70 years old.  When a Delegate Chief Executive Officer reaches this age it is considered that he or she resigns from office.  In this case, however, their term is extended until the next meeting of the Board of Directors during which a new Delegate Chief Executive Officer will be appointed.

There cannot be more than five (5) Delegate Chief Executive Officers.

ARTICLE 19                    COMPENSATION OF DIRECTORS

The General Meeting can allocate a fixed annual amount to the directors, as compensation for their activity, for attendance fees. The General Meeting will determine this amount without being bound by previous decisions.

The Board of Directors shall freely distribute among its members the overall amounts allocated to the directors in the form of attendance fees.

The Board of Directors may allocate exceptional compensation for missions or mandates granted to directors in the conditions specified by law.

The directors bound to the Company by an employment contract can receive compensation for said contract in the conditions specified by law.

The Board of Directors can authorize reimbursement of travel and movement fees and for expenses incurred by directors in the interest of the company.

ARTICLE 20                    ADVISORY BOARD

The Ordinary General Meeting may, on proposal of the Board of Directors, appoint advisers.  The Board of Directors may also appoint such advisers directly, subject to approval by the next General Meeting.  Such advisers can always be reappointed.

There may not be more than five (5) advisers, which together form an advisory board.  They are freely chosen based on their expertise.

The holders of B shares have the right to have one (1) adviser appointed; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of B shares.

The holders of D shares have the right to have appointed one (1) adviser; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of D shares.

The holders of F shares have the right to have appointed one (1) adviser; with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of F shares.

The holders of H shares have the right to have appointed one (1) adviser, with the understanding that as such, the Ordinary General Meeting of shareholders of the Company will appoint one (1) adviser from among the candidates proposed by the holders of H shares.

The term of office of the advisers is for three (3) years; this term ends at the conclusion of the Ordinary General Meeting called to approve the financial statements of the period ended that is held in the year in which their term expires.

The advisory board will study the questions that the Board of Directors or its Chairman submits to it for examination and advisement.

The advisers take part in the meetings of the Board of Directors as well as in the meetings of all committees created by the Board of Directors and take part in the deliberations with advisory voice only, and their absence cannot affect the validity of the deliberations.

The advisers are invited to the meetings of the Board of Directors in the same conditions as the directors and they receive the same information and documents as the directors.

The advisers shall be held to the same confidentiality obligations as the Board of Directors.

TITLE IV

AUDITS OF THE COMPANY’S FINANCIAL STATEMENTS

ARTICLE 21                    APPOINTMENT OF THE STATUTORY AUDITORS - INCOMPATIBILITY

One or more principal and alternate Statutory Auditors must be appointed in the conditions specified in Article L. 223-35 of the French Commercial Code.

The Statutory Auditors are appointed for six (6) financial periods by the Ordinary General Meeting and their duties expire after the Ordinary General Meeting deliberating on the financial statements of the sixth financial period.

ARTICLE 22                    DUTIES OF THE STATUTORY AUDITORS

The Statutory Auditors have the duties and powers granted to them by the applicable laws and regulations.

The Statutory Auditors can, at any time of the year, carry out the audits or controls that they deem necessary.

The compensation of the Statutory Auditors is determined according to procedures set by applicable regulations.

They must be invited to all shareholders’ meetings as well as all meetings of the Board of Directors in which the annual or intermediate financial statements are examined or approved.

TITLE V

GENERAL MEETINGS

ARTICLE 23                    GENERAL MEETINGS

General Meetings are convened and held in the conditions set by law.

When the Company wants to make a call for meeting using electronic telecommunication instead of a postal invitation, it must first obtain the agreement of the interested shareholders who will provide their electronic addresses.

Meetings will take place at the registered office or in any other place specified in the meeting invitation.

The right to participate in General Meetings is documented by the shares registered in the name of the shareholder, on the day of the General Meeting, in the registered share accounts held by the Company.

A shareholder who is unable to personally attend the meeting may choose one of the three following options, to:

•                 give a proxy to another shareholder or to their spouse, or partner with whom they have a civil solidarity pact; or

•                 vote by mail; or

•                 send a proxy to the Company without indicating a representative;

in the conditions allowed by law and regulations.

The Board of Directors can organize, in the conditions specified by applicable laws and regulations, participation and voting of shareholders at meetings by videoconferencing or by other telecommunication means that allow their identification.  If the Board of Directors decides to exercise this option for a given meeting, this decision of the Board shall be reported in the meeting notice and/or invitation. Shareholders who take part in meetings by videoconferencing or by any other telecommunication means mentioned above, depending on the choice of the Board of Directors, are deemed to be present with respect to quorum and majority.

The meetings are chaired by the Chairman of the Board of Directors, or when absent, by the Chief Executive Officer, by a Delegate Chief Executive Officer who is a director, or by a director specially appointed for this purpose by the Board.  Otherwise, the Meeting itself will choose its Chairman.

The observers’ duties are filled by the two members of the meeting who are present, who accept these duties and who have the greatest number of votes. The office will designate the Secretary, who may be chosen outside of the shareholders.

An attendance sheet will be kept in the conditions specified by law.

The Ordinary General Meeting convening on first call can only validly deliberate when the shareholders present or represented hold at least one fifth of the shares with voting rights. The Ordinary General Meeting convening on second call validly deliberates regardless of the number of shareholders present or represented.

The deliberations of the Ordinary General Meeting are approved on the majority of votes of the shareholders present or represented.

The Extraordinary General Meeting convening on first call only validly deliberates when the shareholders presented or represented own at least one fourth of the shares with voting rights.  The Extraordinary General Meeting convening on second call only validly deliberates when the shareholders presented or represented own at least one fifth of the shares with voting rights.

The deliberations of the Extraordinary General Meeting are approved by a two-thirds majority of the votes of the shareholders present or represented.

Copies or extracts of meeting minutes are validly certified by the Chairman of the Board of Directors, by a director exercising the functions of Chief Executive Officer or by the meeting Secretary.

Ordinary and Extraordinary General Meetings exercise their respective powers in the conditions specified by law.

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TITLE VI

COMPANY PERFORMANCE

ARTICLE 24                    FINANCIAL YEAR

Each financial period lasts one year, starting on January 1 and ending on December 31.

ARTICLE25                       PROFITS - LEGAL RESERVE

At least five per cent (5%) of the profits of the financial period, minus any prior losses, must be withheld and assigned to the creation of a reserve fund called the “legal reserve”. This withholding no longer applies when the amount of the legal reserve reaches one-tenth of the share capital.

The distributable profit is made up of the profits of the financial period minus any prior losses and the withholding mentioned in the previous paragraph, and increased by the retained earnings.

ARTICLE 26                    DIVIDENDS

If the financial statements of the period, approved by the General Meeting, show the existence of a distributable profit, the General Meeting shall recognize it in one or more reserve items whose allocation or use it governs, carry it forward or distribute it in the form of dividends.

After having recognized the existence of reserves that it has at its disposal, the General Meeting may decide to distribute amounts taken from these reserves. In this case, the decision shall expressly indicate the reserve items from which these distributions shall be taken.  However, the dividends shall be taken in priority from the distributable profits of the financial period.

The procedures for paying the dividends shall be set by the General Meeting or otherwise by the Board of Directors.

However, the payment of dividends must be made within a maximum time of nine (9) months after the close of the financial period.

The General Meeting deliberating on the financial statements of the financial period can give to each shareholder, for all or part of the dividend being distributed, the option of payment either in cash or in shares.

Likewise, the Ordinary General Meeting, deliberating in the conditions specified in Article L. 232-12 of the French Commercial Code, can give each shareholder a partial dividend payment and for all or part of the said partial dividend payment, the option of payment either in cash or in shares.

The offer for payment in shares, the price and the conditions for issuing the shares as well as the request for payment in shares and the conditions for carrying out the capital increase are governed by applicable laws and regulations.

When a balance sheet prepared during or at the end of the financial period and certified as compliant by the Statutory Auditor or Auditors shows that the Company, since the close of the previous financial period, after creation of the necessary amortizations and provisions and minus any prior losses as well as the amounts to place in reserves in application of the law or the Bylaws and taking into account the retained earnings, has made a profit, the Board of Directors may decide to distribute partial dividend payments before the approval of the financial statements of the period and set the amount and the date of the allocation. The amount of these partial payments cannot exceed the amount of the profit defined in this sub-paragraph.  In this case, the Board of Directors cannot make use of the option described in the sub-paragraphs above.

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TITLE VII

DISSOLUTION - LIQUIDATION

ARTICLE 27                    EARLY DISSOLUTION

The Extraordinary General Meeting can declare the early dissolution of the Company at any time.

ARTICLE 28                    LOSS OF HALF OF THE SHARE CAPITAL

If, due to losses shown in the accounting documents, the shareholders’ equity becomes less than half of the share capital, the Board of Directors must, within four months of the approval of the financial statements showing this loss, convene an Extraordinary General Meeting to decide whether there should be early dissolution of the Company.

If dissolution is not declared, the capital must, at the latest by the close of the second financial year following the one in which the losses were recorded, and subject to laws relating to the minimum capital of corporations, be reduced by an amount at least equal to the losses that were not charged against the reserves, if within this period the shareholders’ equity has not been restored up to a value of at least half of the share capital.

If there is no General Meeting, for example, if the meeting is not able to validly deliberate, any interested party may petition the courts for the dissolution of the Company.

ARTICLE 29                    EFFECTS OF THE DISSOLUTION

The Company is considered in liquidation immediately upon dissolution regardless of the cause. It remains a legal person for the purposes of liquidation until the closing of the liquidation.

Throughout the liquidation, the General Meeting holds the same powers that it had while the Company was in existence.

Shares may be traded until the closing of the liquidation.

The dissolution of the Company has no impact on third parties until the date on which it is published in the Trade and Companies Register.

ARTICLE 30                    APPOINTMENT OF LIQUIDATORS - POWERS

Upon expiration of the duration of the Company or in the case of early dissolution, the General Meeting shall determine the procedure for liquidation and appoint one or more liquidators whose powers it will determine and who will carry out their duties pursuant to applicable laws.  When the liquidators are appointed, the duties of the directors, Chairman, Chief Executive Officer and Delegate Chief Executive Officers automatically end.

ARTICLE 31                    LIQUIDATION - CLOSING

In the case of dissolution or of amicable or court-ordered liquidation of the Company (hereinafter, the “Liquidation”), the liquidation surplus, i.e. the liquidation proceeds available after payment of all debts and liquidation expenses and reimbursement of the nominal value of the shares (hereinafter the “Nominal Value”) and more generally, after any priority payment imposed by applicable law and regulations (hereinafter the “Liquidation Surplus”) shall be divided among the shares in accordance with the following rules:

I.                 to the extent that, on the date of the Liquidation, there remain B, C, C’, D, E, E’, F, G and H shares issued by the Company that have not been converted into A shares:

(i)               first, among all holders of H shares up to a total amount (the “Total H Amount”) equal to the greatest of the following numbers:

(a)         the total sum of Subscription Prices (as defined hereinafter) of the H shares, or

(b)         the total sum that all of the holders of the above-mentioned H shares would be entitled to receive as part of the Liquidation had all of the H shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right referred to in Article 12(E) of the Company’s Bylaws, the total amounts due to each above-mentioned holder of H shares being distributed pro rata pursuant to this paragraph (i),

further specified that:

•             as needed, any amounts due to holders of H shares pursuant to paragraphs (ii) to (ix) below shall be excluded from the Total H Amount referenced in this paragraph (i); and

•             the Total H Amount referred to in this paragraph (i) will be:

reduced by the total amount of the Nominal Value of each of the H shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the H shares approved but not yet distributed on the date of the Liquidation,

(ii)           then the remaining balance of the Surplus, if any, would be distributed to the holders of G shares up to a total amount (the “Total G Amount”) equal to the largest of the following numbers:

(c)          the total sum of the Subscription Prices of G shares, or

(d)         the total sum that all of the above-mentioned holders of G shares would be entitled to receive as part of the Liquidation had all of the G shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right referred to in Article 12(E) of the Company’s Bylaws, the amounts due to each above-mentioned holder of G shares being distributed pro rata pursuant to this paragraph (ii),

further specified that:

•             as needed, any amounts due to holders of G shares pursuant to paragraphs (i) above and (iii) to (ix) below will be excluded from the Total G Amount mentioned in this paragraph (ii); and

•             the Total G Amount referred to in this paragraph (i) will be:

reduced by the total amount of the Nominal Value of each of the G shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the G shares approved but not yet distributed on the date of Liquidation,

(iii)       then the remaining balance of the Surplus, if any, would be distributed to holders of F shares up to a total amount (the “Total F Amount”) equal to the largest of the following numbers:

(c)          the total sum of the Subscription Prices of F shares, or

(d)         the total sum that all of the above-mentioned holders of F shares would be entitled to receive as part of the Liquidation had all of the F shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right referred to in Article 12(E) of the Company’s Bylaws, the amounts due to each above-mentioned holder of F shares being distributed pro rata pursuant to this paragraph (iii),

further specified that:

•             as needed, any amounts due to holders of F shares pursuant to paragraphs (i) and (ii) above and (iv) to (ix) below shall be excluded from the Total F Amount referenced in this paragraph (iii); and

•             the Total F Amount referred to in this paragraph (iii) will be:

reduced by the total amount of the Nominal Value of each of the F shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the F shares approved but not yet distributed on the date of the Liquidation,

(iv)        then, the remaining balance of the Surplus, if any, would be distributed to holders of E and E’ shares up to a total amount (the “Total E/E’ Amount”) equal to the largest of the following numbers:

(a)         the total sum of the Subscription Prices of E and E’ shares, or

(b)         the total sum that all of the holders of E and E’ shares referred to above would be entitled to receive as part of the Liquidation had all of the E and E’ shares been converted into A shares immediately prior to Liquidation in compliance with the conversion right presented in Article 12(E) of the Company’s Bylaws, the total amounts due to each holder of the E and E’ shares referred to above being distributed pro rata pursuant to this paragraph (iv),

further specified that:

•             as needed, any amounts due to holders of E and E’ shares pursuant to paragraphs (i) to (iii) above and (v) to (ix) below will be excluded from the Total E/E’ Amount referred to in this paragraph (iv); and

•             the Total E/E’ Amount referred to in this paragraph (iv) will be:

reduced by the total amount of the Nominal Value of each of the E and E’ shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the E and E’ shares approved but not yet distributed on the date of the Liquidation,

(v)            then, the remaining balance of the Surplus, if any, would be distributed to holders of D shares up to a total amount (the “Total D Amount”) equal to the largest of the following numbers:

(a)         the total sum of the Subscription Prices of D shares, or

(b)         the total sum that all of the holders of D shares referred to above would be entitled to receive as part of the Liquidation had all of the D shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right presented in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the D shares referred to above being distributed pro rata pursuant to this paragraph (v),

further specified that:

•             as needed, any amounts due to holders of D shares pursuant to paragraphs (i) to (iv) above and (vi) to (ix) below will be excluded from the Total D Amount referred to in this paragraph (iv); and

•             the Total D Amount referred to in this paragraph (v) will be:

reduced by the total amount of the Nominal Value of each of the D shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the D shares approved but not yet distributed on the date of the Liquidation,

(vi)        then the remaining balance of the Surplus, if any, would be distributed to holders of C’ shares up to a total amount (the “Total C’ Amount”) equal to the largest of the following numbers:

(a)         the total sum of the Subscription Prices of C’ shares, or

(b)         the total sum that all of the holders of C’ shares referred to above would be entitled to receive as part of the Liquidation had all of the C’ shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right presented in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C’ shares referred to above being distributed pro rata pursuant to this paragraph (vi),

further specified that:

•             as needed, any amounts due to holders of C’ shares pursuant to paragraphs (i) to (v) above and (vii) to (ix) below will be excluded from the Total C’ Amount referred to in this paragraph (vi); and

•             the Total C’ Amount referred to in this paragraph (vi) will be:

reduced by the total amount of the Nominal Value of each of the C’ shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the C’ shares approved but not yet distributed on the date of the Liquidation,

(vii)    then the remaining balance of the Surplus, if any, would be distributed to the holders of C shares up to a total amount (the “Total C Amount”) equal to the largest of the following numbers:

(a)         the total sum of the Subscription Prices of C shares, or

(b)         the total sum that all of the holders of C shares referred to above would be entitled to receive as part of the Liquidation had all of the C shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right presented in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C shares referred to above being distributed pro rata pursuant to this paragraph (vii),

further specified that:

•             as needed, any amounts due to holders of C shares pursuant to paragraphs (i) to (vi) above and (viii) and (ix) below will be excluded from the Total Amount C referenced in this paragraph (vii); and

•             the Total C Amount referred to in this paragraph (vii) will be:

reduced by the total amount of the Nominal Value of each of the C shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the C shares approved but not yet distributed on the date of the Liquidation,

(viii)                   then, the remaining balance of the Surplus, if any, would be distributed to holders of B shares up to a total amount (the “Total B Amount”) equal to the largest of the following numbers:

(a)         the total sum of the Subscription Prices of B shares, or

(b)         the total sum that all of the holders of B shares referred to above would be entitled to receive as part of the Liquidation had all of the B shares been converted into A shares immediately prior to the Liquidation in compliance with the conversion right presented in Article 12(E) of the Company’s Bylaws, the total amounts due to each owner of the C’ shares referred to above being distributed pro rata pursuant to this paragraph (viii),

further specified that:

•             as needed, any amounts due to holders of B shares pursuant to paragraphs (i) to (vii) above and (ix) below will be excluded from the Total B Amount referenced in this paragraph (viii); and

•             the Total B Amount referred to in this paragraph (viii) will be:

reduced by the total amount of the Nominal Value of each of the B shares already received pursuant to the first paragraph of this Article 13, and increased, as applicable, by the amount of any dividend attached to each of the approved B shares but not yet distributed on the date of the Liquidation, and

(ix)        in the last place, the balance of the Surplus still available, if any, will be distributed among all the holders of A shares, on a pro rata basis according to the number of A shares they hold on the date of the Liquidation.

with the understanding that for the purposes of this section (A):

(1)          the term “Subscription Price” means:

(i)              for each E’ share created on conversion of A shares in the terms of the ninth resolution of the Extraordinary General Meeting of February 19, 2010:

(a)         for Non-French Shareholders (as defined here below): the equivalent in euros of an amount equal to US$ 0.49167 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(b)         for French Shareholders (as defined here below): € 0.34333,

(ii)           for each F share: the equivalent in euros of an amount equal to US$ 0.90 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(ii)           for each G share:

(a)         subscribed (A) as part of a capital increase decided by the Board of Directors of the Company acting by delegation of the General Meeting of April 25, 2012, in the terms of its second resolution and (B) upon exercise of the BSA SL-12 referred to in the thirteenth resolution of the General Meeting of April 25, 2012: the equivalent in euros of an amount equal to US$ 1.35 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and

(b)         issued on the conversion of bonds (OC) issued by the Board of Directors of the Company acting by delegation of the General Meeting of April 25, 2012 in the terms of the twelfth resolution, the equivalent in euros (calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation) of the equivalent in dollars of €  1.02 (determined by the Board of Directors on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the issue of the G shares in question), and

(c)          other than those referred to in paragraphs (a) and (b) above: the subscription price (issue premium included) in euros effectively paid to the Company by the initial subscribers of the G shares in question,

(iv)       for all other shares issued by the Company not referenced in paragraphs (1)(i) to (1)(iii) above, the subscription price (issue premium included) paid to the Company by the initial subscribers of the shares in question, i.e. an amount equal to:

(a)         for each H share

•                  subscribed as part of the capital increase decided in the third resolution of the Combined General Meeting of December €  17, 2013: 1.05, and

•                  subscribed in exercise of the “BSA Milestone/12-2013”share subscription warrants referred to in the third resolution of the Combined General Meeting of December 17, 2013: the nominal value of one share of the Company on the date of exercise of the said BSA Milestone 12-2013 warrants,

(b)         for each E share:

for Non-French Shareholders: the equivalent in euros of an amount equal to US$ 0.60167 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and for French Shareholders: € 0.42,

(b)         for each D share:

for Non-French Shareholders: the equivalent in euros of an amount equal to US$ 0.44 calculated on the basis of the last exchange rate set and published by the European Central Bank on the day before the effective date of the Liquidation, and for French Shareholders: € 0.345,

(c)          for each C’ share: € 0.27,

(d)         for each C share: € 0.2333, and

(e)          for each B share: € 0.14,

also further specified that: (i) the above-mentioned amounts and numbers will be adjusted, as necessary, to take into consideration any regrouping or division of the nominal value of the shares of the Company (or other related transactions), that would occur after the date of the Ordinary and Extraordinary General Meeting of the Company of December 17, 2013, (ii) in the event that new B, C, C’, D, E, E’, F, G or H shares would be issued upon exercise of the “antidilutive” or “ratchet” share subscription warrants, and their Subscription Price would be equal to the price effectively paid by the initial subscribers to the Company for all of the new B, C, C’, D, E, E’, F, G or H shares and (iii) any amount that would be due to the shareholders of the Company for the Surplus pursuant to the terms of this Section (A) will be rounded to the lower one hundredth of a euro.

(2)          the term “Non-French Shareholder” designates any holder of D, E and/or E’ shares, as the case may be, having their domicile or registered office, as the case may be, located outside of France, and

(e)           the term “French Shareholder” designates any holder of D, E and/or E’ shares, as the case may be, having their domicile or registered office, as the case may be, located in France;

II.            to the extent that, on the date of the Liquidation, all of the B, C, C’, D, E, E’, F, G and H shares issued by the Company would have been converted into A shares, among all holders of A shares (including A shares issued on conversion of B, C, C’, D, E, E’, F, G and H shares), on a pro rata basis of the number of A shares held by these latter on the date of the Liquidation.

The shareholders are called to meet at the end of liquidation to rule upon the final account, on the final discharge of the management of the liquidators and the discharge of their mandate, and to record the closing of the liquidation.

The closing of the liquidation will be published in accordance with applicable laws.

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TITLE VIII

NOTICES - DISPUTES

ARTICLE 32 - NOTICES

All notices stipulated in the Bylaws will be made by certified mail with request for proof of delivery or by extra-judicial document. At the same time, a copy of the notice must be sent to its recipient by postal mail.

ARTICLE 33       DISPUTES

Any and all disputes that could arise during the lifetime of the Company or during its liquidation, whether between the shareholders and the Company, or between the shareholders themselves, concerning the Company business, the interpretation or the execution of the Bylaws, are subject to the jurisdiction of the competent courts.

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